Exhibit 99.1

FOR IMMEDIATE RELEASE:	NEWS
November 15, 2004	AMEX-TPY

TIPPERARY CORPORATION REPORTS THIRD QUARTER

AND NINE-MONTH RESULTS

DENVER, Colorado — Tipperary Corporation (AMEX-TPY), an independent energy company, today announced results for its third quarter and nine months ended September 30, 2004.

Third quarter revenue increased 48% to $2,533,000 versus revenue of $1,714,000 in the third quarter last year. The improvement resulted from a 31% increase in gas sales volumes from the Company’s Comet Ridge coalseam gas project in Queensland, Australia and a 13% increase in average gas price received.

Net loss in the third quarter declined 62% to $3,311,000, or 8 cents per share, compared with a net loss of $8,804,000, or 22 cents per share, in last year’s third quarter. The loss in the current quarter included $975,000 in legal fees associated with the Company’s litigation with Tri-Star Petroleum Company, upon which the parties recently reached a settlement agreement.  Increased legal fees in the litigation resulted in a 54% increase in general and administrative expenses versus the comparable quarter last year.  Net loss in last year’s third quarter included a $5,069,000 write-off of deferred loan costs and a $1,053,000 foreign currency exchange loss.

Through nine months, revenue was $5,263,000, an increase of 10% versus revenue of $4,764,000 during the same period last year. Net loss for the nine-month period was $11,268,000, or 29 cents per share, compared with a net loss of $13,145,000, or 34 cents per share, at the nine-month mark last year.

Gas sales during the third quarter increased 31% to 1,506,000 Mcf compared with 1,149,000 Mcf in the same quarter last year. Through nine months, gas sales were 3,095,000 Mcf versus 3,332,000 Mcf in the comparable period a year ago.

During the third quarter Tipperary raised gross proceeds of $8 million in a private placement of two million shares of common stock to institutional investors.  The Company plans to use a portion of the proceeds to fund ongoing development of its properties in Colorado and Nebraska.

David Bradshaw, president and CEO, said, “We are pleased to be able to report that revenues increased in Australia, and we expect that general and administrative expenses will soon be reduced substantially after settlement of our longstanding litigation.  In the United States, we expect to have pipeline connection and begin gas sales in eastern Colorado in early 2005. All of these factors bode well for 2005 and beyond.

Tipperary Corporation is an independent energy company focused primarily on exploration for, and production of, coalseam and conventional natural gas. Headquartered in Denver, Colorado, Tipperary has producing operations in Queensland, Australia. Together with its affiliates, Tipperary holds a 73% capital interest and a 69.52% pre-royalty revenue interest in southeastern Queensland’s Comet Ridge coalseam gas project and holds other exploration permits in Queensland totaling approximately 77,000 acres. Domestically, Tipperary holds interests in several exploration projects in Colorado and Nebraska covering approximately 623,000 acres.

Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “may,” “will,” “expect,” “anticipate,” “estimate,” or “continue,” or comparable words.  In addition, all statements other than statements of historical facts that address activities that Tipperary expects or anticipates will or may occur in the future are forward-looking statements.  Readers are encouraged to read the SEC reports of Tipperary, particularly its Annual Report on Form 10-K for the year ended December 31, 2003, for meaningful cautionary language disclosing why actual results may vary from those anticipated by management.

FINANCIAL RECAP

(Thousands, except per share amounts)

	Three Months Ended		Nine Months ended
	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2004	2003	2004	2003

Revenue	$2,533	$1,714	$5,263	$4,764
Net loss	$(3,311)	$(8,804)	$(11,268)	$(13,145)
Net loss per common share	$(.08)	$(.22)	$(.29)	$(.34)
Weighted average shares outstanding - Basic and Diluted	39,553	39,221	39,390	39,221

OPERATING DATA

	Three Months Ended		Nine Months Ended
	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2004	2003	2004	2003
Net gas production (Mmcf)	1,506	1,149	3,095	3,332
Avg. gas price per Mcf	$1.68	$1.49	$1.70	$1.43

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CONTACTS:

Tipperary Corporation	Pfeiffer High Investor Relations, Inc.
Joseph B. Feiten, CFO	Geoff High
303/293-9379	303/393-7044
www.tipperarycorp.com	geoff@pfeifferhigh.com